Exhibit 99.1


   Conn's, Inc. Reports Increase in Securitization Funding Capacity
                  and Addition of a New Co-Purchaser


    BEAUMONT, Texas--(BUSINESS WIRE)--Sept. 11, 2007--Conn's, Inc. (NASDAQ/NM:CONN), a specialty retailer of home appliances, consumer electronics, computers, mattresses, furniture and lawn and garden products, today announced that its qualified special purpose entity
(QSPE) has executed an expansion of its existing 2002 Series A variable funding note to provide additional liquidity and support the continued growth of the credit portfolio.

    The expansion increases the QSPE's borrowing capacity under the variable funding note to $450 million, an increase of $150 million. Further, the QSPE diversified the funding sources supporting the variable funding note with one of the world's largest global financial services firms joining as a co-purchaser and providing one-third of the total commitment. The existing co-purchaser of the variable funding note supports the remaining two-thirds of the total commitment. There was $192.5 million outstanding under the variable funding note at July 31, 2007. Including the Company's invested cash balance and borrowing capacity at July 31, 2007, this increase brings the total unused capital available for growth and repayment of debt to approximately $365 million. The $150 million capacity increase is renewable annually with an initial maturity date in July 2008, which will be accelerated when a long-term, fixed-rate bond issuance is completed. More information about the transaction and its participants can be found in the Current Report on Form 8-K filed today.

    "We believe this expanded borrowing capacity and addition of a new co-purchaser is recognition by the banking community, and our long-time valued business partners, of the strength, performance, and growth opportunities of our Company," said Thomas J. Frank, Conn's Chairman and Chief Executive Officer. "This additional capacity provides liquidity to support our growth plans, while the QSPE works on completing the process of obtaining long-term financing for its continued growth."

    About Conn's, Inc.

    The Company is a specialty retailer currently operating 63 retail locations in Texas and Louisiana: 21 stores in the Houston area, 14 in the Dallas/Fort Worth Metroplex, 10 in San Antonio, five in Austin, four in Southeast Texas, one in Corpus Christi, two in South Texas and six stores in Louisiana. It sells major home appliances, including refrigerators, freezers, washers, dryers and ranges, and a variety of consumer electronics, including micro-display projection, plasma and LCD flat-panel televisions, camcorders, digital cameras, computers and computer peripherals, DVD players (both standard and high definition), portable audio and home theater products. The Company also sells lawn and garden products, furniture and mattresses, and continues to introduce additional product categories for the home to help respond to its customers' product needs and to increase same store sales.

    Unlike many of its competitors, the Company provides flexible in-house credit options for its customers. In the last three years, the Company has financed, on average, approximately 58% of retail sales. Customer receivables are financed substantially through an asset-backed securitization facility, from which the Company derives servicing fee income and interest income. The Company transfers receivables, consisting of retail installment contracts and revolving accounts for credit extended to its customers, to a QSPE in exchange for cash and subordinated securities. The QSPE funds its purchases of the receivables through the issuance of asset-backed and variable funding notes issued to third parties and subordinated securities to the Company.

    This press release contains forward-looking statements that involve risks and uncertainties. Such forward-looking statements generally can be identified by the use of forward-looking terminology such as "may," "will," "expect," "intend," "could," "estimate," "should," "anticipate," or "believe," or the negative thereof or variations thereon or similar terminology. Although the Company believes that the expectations reflected in such forward-looking statements will prove to be correct, the Company can give no assurance that such expectations will prove to be correct and there can be no assurance that the QSPE will be able to issue additional fixed rate bonds, or if it does, it will be prior to the maturity of the increase of the capacity under the 2002 Series A variable funding note. The actual future performance of the Company and the QSPE could differ materially from such statements. Factors that could cause or contribute to such differences include, but are not limited to: interest rates; volatility in the bond markets; delinquency and loss trends in the receivables portfolio; borrowings from its revolving line of credit and proceeds from securitizations to fund operations, debt repayment and expansion; the Company's growth strategy and plans regarding opening new stores and entering new markets; the Company's intention to update or expand existing stores; the Company's estimated capital expenditures and costs related to the opening of new stores or the update or expansion of existing stores; the Company's ability to introduce additional product categories; the Company's cash flow from operations; growth trends and projected sales in the home appliance and consumer electronics industry and the Company's ability to capitalize on such growth; relationships with the Company's key suppliers; the results of the Company's litigation; weather conditions in the Company's markets; changes in the Company's stock price; and the actual number of shares of common stock outstanding. Further information on these risk factors is included in the Company's filings with the Securities and Exchange Commission, including the Company's annual report on Form 10-K filed on March 29, 2007. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Except as required by law, the Company is not obligated to publicly release any revisions to these forward-looking statements to reflect the events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.


    CONTACT: Conn's, Inc., Beaumont
             Chairman and CEO
             Thomas J. Frank, 409-832-1696 Ext. 3218